Exhibit 10.9

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY

FORM OF CORN SUPPLY AGREEMENT

This Form of Agreement (“Agreement”) is made this          day of                     , 2006, by and between CARGILL, INCORPORATED, a Delaware corporation (“Cargill”), with a place of business at 15407 McGinty Road West, Wayzata, MN 55391, and                                 , a Delaware limited liability company (“Producer”). Cargill and Producer are each a “Party” and collectively are the “Parties” to this Agreement.

RECITALS

A. Producer intends to construct, own and operate a plant at                                  for the production of 100 million gallons per year of denatured fuel grade ethanol and relate products (as such plant may be expanded or upgraded according to the terms of this Agreement, the “Ethanol Facility”).

B. The Ethanol Facility will be located immediately adjacent to Cargill’s grain handling facility located in                              (“Grain Facility”).

C. The Parties intend for Producer to purchase Corn (as defined below) exclusively from Cargill for the purpose of ethanol production at the Ethanol Facility.

D. Corn will be delivered from Cargill to Producer primarily via a bulk grain conveyor running between the Ethanol Facility and the Grain Facility.

E. Producer and Cargill have executed that certain Master Agreement of even date herewith relating to the Ethanol Facility (the “Master Agreement”).

NOW THEREFORE, in consideration of the terms, conditions and covenants contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. Incorporation of Master Agreement; Definitions.

a. Master Agreement. The terms and conditions of the Master Agreement are hereby incorporated herein by reference. To the extent any provision of the Master Agreement conflicts with any provision contained herein, the provision contained herein will control.

b. Definitions. Terms capitalized but not defined in this Agreement shall have the meanings ascribed to them by the Master Agreement. In addition, as used in this Agreement, the following capitalized terms have the meanings indicated:

“Agreement” means this Corn Supply Agreement as the same may be amended, supplemented or otherwise modified according to its terms.

“Average Initial Basis” has the meaning specified in Section 4(b).

“Average Origination Basis” has the meaning specified in Section 4(b).

“Belt” has the meaning specified in Section 2(f).

“Bulk Weigher” has the meaning specified in Section 2(f).

“Buyer” has the meaning specified in Section 9(b).

“Capacity Payment” has the meaning specified in Section 4(e).

“Cargill Event of Default” has the meaning specified in Section 10.1.

“Cargill Fiscal Year” means a fiscal year of June 1 through May 31.

“Corn” has the meaning specified in Section 2(e).

“Corn Trading P&L” means Cargill’s corn trading margin profit and loss statement applicable to the Grain Facility; provided, however, that the Corn Trading P&L shall not include (i) the Origination Fee, (ii) the Handling Fee, or (iii) income generated outside of corn positions, including, but not limited to, income from mixing-blending, income from contract marketing alternatives, or drying income.

“Ethanol Facility” has the meaning specified in the Recitals.

“Event of Default” means either a Producer Event of Default or a Cargill Event of Default, as the context requires.

“Forecast” has the meaning specified in Section 3(a).

“Grain Facility” has the meaning specified in the Recitals.

“Handling Fee” has the meaning specified in Section 4(d).

“Initial Basis” has the meaning specified in Section 4(a)(i).

“Initial Quantity” means the number of bushels of Corn Producer expects to purchase for delivery on the Projected Date of First Delivery.

“Invoice” has the meaning specified in Section 5(a).

“Investment Grade Credit Rating” means a credit rating of (i) BBB- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., (ii) Baa3 by Moody’s Investors Services or (iii) BBB- by Fitch, Inc. or Fitch Ratings Ltd. (or, in each case, from such Person’s successors or assigns or such equivalent ratings if such ratings cease to be used by such Person, its successor or assigns).

“Master Agreement” has the meaning specified in the Recitals.

“Maximum Amount” means an aggregate maximum amount of $5,350,000 for the costs (i) to acquire and install the Belt for the Ethanol Facility, (ii) to acquire and install the Bulk Weigher for the Ethanol Facility, and (iii) to acquire and install the Related Equipment. The Maximum Amount under this Corn Supply Agreement shall be reduced by any amounts paid to Cargill or on behalf of Cargill for the costs incurred by Cargill to acquire and install the Related Equipment.

“Non-Defaulting Party” has the meaning specified in Section 10.3(a).

“Operating Procedures” has the meaning specified in Section 6.

“Origination Fee” has the meaning specified in Section 4(c).

“Payment Deadline” has the meaning specified in Section 5(b)(i).

“Producer Event of Default” has the meaning specified in Section 10.2.

“Projected Date of First Delivery” has the meaning specified in Section 3(c).

“Purchase Price” has the meaning specified in Section 4.

“Sales Confirmation” has the meaning specified in Section 3(b).

“Start-up Period” has the meaning specified in Section 5(b)(i).

“Start-up Period Invoice” has the meaning specified in Section 5(b)(iii).

“Term” has the meaning specified in Section 11(a).

“Threshold Amount” means an amount equal to the product of (i) $0.05 multiplied by (ii) the number of bushels of Corn sold and delivered by Cargill to Producer during each Cargill Fiscal Year.

2. Corn Supply and Use of the Grain Facility.

a. Sale and Purchase of Corn Requirements. Except as otherwise provided in this Section 2 or Section 14, Producer will purchase exclusively from Cargill, and Cargill will sell and deliver to Producer from the Grain Facility, all of Producer’s Corn requirements for ethanol production at the Ethanol Facility, including any Corn requirements that result from the future expansion of the Ethanol Facility so long as such expansion does not increase the Corn requirements to volumes in excess of 3.67 million bushels per month, subject to and in accordance with the terms and conditions of this Agreement. It is anticipated that Producer’s Corn requirements at the Ethanol Facility will be approximately 3 million bushels per month.

b. Use of Grain Facility and Other Facilities to Supply Corn. Cargill’s grain procurement and supply obligations pursuant to this Agreement will be performed primarily using the Grain Facility, and the Grain Facility will be used primarily throughout the term of this Agreement for the collection, handling and storage of Corn to be supplied to the Ethanol Facility pursuant to this Agreement. Cargill may utilize other grain handling and storage facilities available to Cargill for purposes of procuring, handling and storing Corn for use in the Ethanol Facility, if the Parties determine that the use of such other facilities is economically beneficial to the Parties, or necessary to provide for a continuing supply of Corn to the Ethanol Facility (it is understood and agreed, however, that if the Parties determine to use any such arrangement, the grain receiving facilities and the Belt located at the Grain Facility will nevertheless continue to be used for delivery of Corn to the Ethanol Facility). Cargill may also utilize the Grain Facility for purposes of collection, handling, and storage of other farm products, including soybeans, or collection, handling and storage of corn for sale to third parties, as long as the use of the Grain Facility for such other purposes does not disrupt the continuing supply of corn to the Ethanol Facility as contemplated in this Agreement, and does not otherwise interfere with the operations of the Ethanol Facility. It is understood and agreed that (without limiting the generality of the previous sentence) (i) such other uses may include (A) use of the Grain Facility to collect, handle and store soybeans procured from soybean producers who also sell corn to Cargill at the Grain Facility (it being the Parties’ intention that storage of soybeans will not normally result in use of more than ten percent (10%) of the Grain Facility’s storage capacity), and (B) use of the Grain Facility for other purposes during periods in which the Ethanol Facility is not in operation, as a result of planned outages, Force Majeure conditions or otherwise, and (C) use of the Grain Facility for other purposes in the event that and during periods in which the Ethanol Facility’s Corn requirements are less than 2.78 million bushels per month, but (ii) such other uses may not interfere with the use of the Grain Facility’s grain receiving facilities or the Belt to provide for a continuing supply of Corn to the Ethanol Facility. Cargill shall maintain the Grain Facility in such a state of repair so as not to interfere with Producer’s operations.

c. Disruption of Use of Grain Facility. In the event Cargill is unable to utilize the Grain Facility to supply Corn to the Ethanol Facility as a result of Force Majeure, Cargill and Producer will immediately meet and determine alternative methods under which Cargill may arrange for the supply of Corn to the Ethanol Facility, it being expressly understood by the Parties that this Section 2(c) shall in no way limit Producer’s or Cargill’s rights under Section 4 (Force Majeure) of the Master Agreement.

d. Unexcused Failure to Supply. In the event and during any period in which Cargill fails to supply the Corn requirements of the Ethanol Facility (including a failure to supply Corn that complies with the specifications set forth herein or in the applicable Sales Confirmation and Cargill has not supplied replacement Corn within a reasonable period of time (not to exceed 12 hours after the time for delivery should have been completed based on normal operating procedures) in accordance with Section 14(a)), and such failure is not excused by the terms of this Agreement or is the result of a Force Majeure event not affecting the operation of the Grain Facility (i.e., the Grain Facility is operational and capable of supplying corn to the Ethanol Facility), then, if Cargill has not paid to Producer sufficient Damages (including lost Net Revenues) for such unexcused failure to supply, Producer may purchase the Corn requirements of the Ethanol Plant from any other source available to the Producer and Cargill shall be responsible for all reasonable costs of cover; provided, however, that Cargill shall still be entitled to a Handling Fee for all bushels of corn handled through the Grain Facility. Producer shall promptly send an invoice electronically to Cargill itemizing the costs of cover (along with adequate supporting documentation) due and payable with respect to such purchase, which amounts shall be paid by Cargill within three (3) Business Days following Cargill’s receipt of the invoice.

e. Corn Specifications. All product supplied to Producer by Cargill shall meet the applicable legal requirements for U.S. No. 2 yellow corn or better, and shall be 15.5% or less moisture and 10 ppm or less aflatoxin (subject to mutually agreed upon discounts or premiums) unless otherwise agreed by the Parties as evidenced by a specific Sales Confirmation (“Corn”).

f. Corn Delivery Belt. Corn will be delivered from Cargill to Producer primarily via a bulk grain conveyor running between the Ethanol Facility and the Grain Facility (“Belt”). The Belt will be owned by Producer but acquired and installed by Cargill not later than thirty (30) days prior to the Testing Date pursuant to plans and specifications mutually agreed upon by the Parties. Cargill will be reimbursed up to the Maximum Amount for the costs incurred by Cargill to acquire and install the Belt in a manner mutually agreed upon by the Parties; all such costs in excess of the Maximum Amount shall be payable by, and for the sole account of, Cargill. Cargill will have responsibility to operate and maintain the Belt, and all of the costs reasonably incurred by Cargill in maintenance of the Belt will be shared fifty percent (50%) each by Cargill and Producer. In the event the Belt becomes inoperable for any reason, the Parties will immediately meet and determine alternative methods for delivery of Corn to the Ethanol Facility. The Corn will be weighed on a bulk weigher owned by Producer but acquired and installed by Cargill on the Belt not later than thirty (30) days prior to the Testing Date according to the plans and specifications for the Belt (“Bulk Weigher”), and Corn will be graded by Cargill before delivery to Producer pursuant to Section 6 hereof. Cargill will be reimbursed up to the Maximum Amount for the costs incurred by Cargill to acquire and install the Bulk Weigher in a manner mutually agreed upon by the Parties; all such costs in excess of the Maximum Amount shall be payable by, and for the sole account of, Cargill. Producer’s rights to locate the Belt and Bulk Weigher on the Grain Facility site are set forth in the Grain Facility Lease.

g. Use of Alternative Feedstocks. In the event, and to the extent, that Producer determines it is beneficial for the operation of the Ethanol Facility to use any raw commodity other than Corn as a substitute or alternative in the production of ethanol at the Ethanol Facility (“Alternative Commodity”), Producer shall notify Cargill of such intended use as soon as practicable after the determination is made, and Producer and Cargill shall attempt to reach mutual agreement regarding the supply of such Alternative Commodity by Cargill. In the event that Cargill and Producer reach agreement regarding the supply of such Alternative Commodity by Cargill, the parties shall negotiate in good faith the terms of such supply agreement and/or any appropriate amendments to this Agreement to reflect the terms thereof. In the event that Cargill and Producer are unable to reach agreement regarding the supply of such Alternative Commodity by Cargill, Producer may not utilize the Alternative Commodity at the Ethanol Facility unless Cargill and Producer reach mutual agreement on amendments to this Agreement to reflect the reduction in the anticipated volume of Corn deliveries contemplated in this Agreement.

h. Logistics. Cargill will have absolute discretion to manage all logistics and related operations in connection with the origination, handling, storage, and delivery of the Corn to Producer, subject to the parameters set forth in this Agreement.

3. Forecasts; Orders and Sales Confirmations; Initial Quantity of Corn.

a. Forecasts. On a monthly basis, Producer shall provide to Cargill a written forecast estimating Producer’s anticipated Corn requirements for the immediately following 6 month period (“Forecast”) (for example, a Forecast provided in January would estimate the Corn needs at the Ethanol Facility for the following February through July). On a weekly basis, Producer and Cargill will discuss Producer’s Corn volume needs for the subsequent week. From time to time as the parties deem appropriate, Cargill and Producer will discuss the cash corn basis price and/or basis range that the parties believe appropriate for originating Producer’s estimated Corn needs; provided, however, that Cargill will have ultimate discretion, exercised in a commercially reasonable manner, to determine the basis price used to originate Corn for Producer’s Corn needs.

b. Orders and Sales Confirmations. Cargill will sell to Producer, and Producer will purchase from Cargill, approximately 100,000 bushels of Corn per calendar day during the Term, commencing on the Start-Up Date, and the Corn will be priced in accordance with Section 4 of this Agreement. Each sale of Corn to Producer shall be evidenced by a separate Cargill sales confirmation (“Sales Confirmation”). Each Sales Confirmation at a minimum shall specify the quantity and quality of the Corn, the delivery date and delivery location, the purchase price (i.e., the applicable basis and futures reference month as determined in accordance with Section 4 below), and any applicable discount from or premium to the purchase price, and such other information as the Parties may agree to include. On a daily basis, Producer shall submit to Cargill firm orders (setting forth specific bushel requirements) in writing or via telephone and Cargill shall issue the Sales Confirmation to Producer in writing promptly upon receipt of such firm order. Corn shall not be transferred across the Belt to the Ethanol Facility unless a Sales Confirmation is in place and the Corn has been priced. To the extent that any terms of any Sales Confirmation conflict with the terms of this Agreement, the terms of this Agreement shall govern unless both Parties have specifically expressed their intent in writing to supercede the terms of this Agreement. If both parties mutually agree that a Sales Confirmation may be cancelled, then such Sales Confirmation will be cancelled. Cargill shall provide Producer with a daily list, by no later than 9:00 am CST/10:00 a.m. EST, of Corn transfers to the Ethanol Facility for the prior 24-hour period (12 midnight to 12 midnight).

c. Initial Quantity of Corn. Producer expects to purchase the Initial Quantity for delivery by August 1, 2007 (the “Projected Date of First Delivery”). Producer shall provide reasonable advance notice to Cargill of the Initial Quantity and any revisions to the Projected Date of First Delivery, together with its anticipated need for Corn during the first six months of operations at the Facility.

4. Purchase Price. The purchase price (“Purchase Price”) for each bushel of Corn shall be the sum of the Base Corn Price (as may be adjusted through the monthly reconciliation process), the Origination Fee and the Handling Fee, which are defined in Sections 4(a), 4(c) and 4(d) hereof.

a. Base Corn Price. Producer shall pay to Cargill the Base Corn Price for Corn supplied to the Facility. The Base Corn Price charged to Producer will be determined as follows:

i.	For all Corn delivered to Producer on a particular day, the initial corn cash/basis bid (“Initial Basis”) to be applied will be the daily posted Cargill Grain Facility cash/basis bid (delivered Grain Facility) for U.S. No. 2 yellow corn, 15.5 moisture, 10 ppm aflatoxin for the day immediately preceding the Sales Confirmation (i.e., the day before the Corn is delivered); plus

ii.	The applicable futures price, as determined under the Futures Advisory Agreement between Cargill Commodity Services, Inc. and Producer; plus or minus

iii.	The applicable quality discounts or premiums as mutually agreed by the Parties.

b. Reconciliation. [*]

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

c. Origination Fee. Producer shall pay to Cargill a fee of [*] (USD $[*]) per bushel of Corn delivered to the Ethanol Facility (the “Origination Fee”). The Origination Fee will be adjusted in accordance with the process set forth in Section 4(f).

d. Handling Fee. Producer shall pay to Cargill a fee of [*] (USD $[*]) per bushel of Corn supplied to the Facility (the “Handling Fee”). The Handling Fee will be adjusted in accordance with the process set forth in Section 4(f).

e. Capacity Payment. In the event the aggregate sum of the Origination Fees and the Handling Fees paid to Cargill during any rolling twelve-month period is less than $2,000,000, Producer shall pay to Cargill the sum of (i) $2,000,000 minus (ii) the aggregate sum of the Origination Fees and Handling Fees paid to Cargill during such twelve-month period (the “Capacity Payment”), so long as no Event of Default regarding Cargill occurred during such period.

f. Origination Fee and Handling Fee Adjustments.

i. On the fifth (5th) anniversary of the date of this Agreement, upon the written request of either Party, the Parties shall negotiate in good faith to adjust the Origination Fee and the Handling Fee to take into account changes in market conditions, operating conditions or costs, inflation or other factors; provided, however, that in the event the Parties are unable to agree to any such adjustments within thirty (30) days following commencement of such negotiations, the fees described in Section 4(c) and 4(d), as applicable, shall remain unchanged and in full force and effect.

ii. On each of the tenth (10th) anniversary and the fifteenth (15th) anniversary of the date of this Agreement, at the written request of either Party, the Parties shall negotiate in good faith to adjust the Origination Fee and the Handling Fee then in effect to take into account changes in market conditions, operating conditions or costs, inflation or other factors; provided, however, that in the event the Parties are unable to agree to any such adjustments within thirty (30) days following commencement of such negotiations, at the written request of either Party the dispute shall be settled by “baseball” arbitration in accordance with Section 4(f)(iii).

iii. Following delivery of a written request to arbitrate an Origination Fee or Handling Fee dispute pursuant to Section 4(f)(ii), the Parties shall, within thirty (30) days, each elect an independent arbitrator with experience in the grain supply industry. Within fifteen (15) days thereafter, the two arbitrators selected by the Parties shall confer and agree on a third independent arbitrator with

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

experience in the grain supply industry. The Parties shall each submit to the arbitrators the amount of the Handling Fee and Origination Fee requested by such Party, together with supporting documentation as such Party may determine reasonable. Within ten (10) days thereafter, the arbitrators shall select, by a majority vote, the submission of one of the Parties as the Handling Fee and Origination Fee that will be applicable to this Agreement from that date until the next adjustment period. The selection made by the arbitrators shall be conclusive, binding on the Parties and not subject to challenge or appeal in any forum; provided, however, that at any time during the arbitration process, the Parties may agree on the Handling Fee or Origination Fee. The Parties may also agree to use a single independent arbitrator in lieu of the three arbitrators as contemplated herein, and in that case selection by the single expert will be binding on the Parties.

5. Payment.

a. Invoice. By no later than 10 a.m. CST on each Business Day after Corn is supplied to the Ethanol Facility, Cargill will send an invoice electronically to Producer setting forth the Purchase Price due from Producer for all such Corn (“Invoice”). With respect to any amount payable by Producer to Cargill under Section 2(f) hereof (relating to Belt maintenance costs), or any other amounts due by Producer to Cargill hereunder, Cargill will send, on a monthly basis, an invoice electronically to Producer itemizing the amounts due and payable with respect to the previous month (“Miscellaneous Invoice”).

b. Payment Due.

i. Producer shall pay to Cargill the amount set forth in each Invoice and each Miscellaneous Invoice no later than by 12:00 noon on the 1st Business Day following the Invoice date (the “Payment Deadline”); provided, however, that Invoices for Corn supplied to the Ethanol Facility for the period from the Start-Up Date through the 13th Business Day following the Start-Up Date (the “Start-up Period”) shall be payable in accordance with Section 5(b)(iii) hereof. Prior to the Start-Up Date, Corn supplied to the Ethanol Facility shall be evidenced by a Sales Confirmation and shall be paid for by Producer in advance of or on the delivery date according to procedures to be mutually agreed upon by the parties.

ii. Payment by Producer shall be made via ACH electronic payment. In addition to any other rights that Cargill may have relating to Producer’s failure to pay by the Payment Deadline, Cargill shall be entitled to apply, and Producer shall pay to Cargill, interest on all amounts outstanding past the Payment Deadline at the rate equal to the Default Rate.

iii. Invoices for Corn supplied during the Start-up Period (the “Start-up Period Invoices”) shall be payable not later than fifty-seven (57) days following the date of the initial Start-up Period Invoice; provided, however, that (A) interest shall accrue, and be payable by Producer, at the rate equal to the Default Rate on all Start-up Invoice amounts outstanding (i.e., not paid by 12 noon on the first Business Day following the Invoice date) until payment in full of such amounts, and (B) Producer shall pay on each Payment Deadline following the Start-up Period, in addition to the amounts otherwise due on such Payment Deadline, a minimum amount equal to 1/42nd of the original aggregate amount of the Start-up Period Invoices plus interest calculated in accordance with Section 5(b)(iii)(A).

6. Weighing, Sampling and Analysis. Cargill will operate and maintain the Bulk Weigher in accordance with applicable regulations for the purpose of weighing, grading and inputting account information related to the supply of Corn by Cargill hereunder. The Corn will be inspected, weighed and graded by Cargill before the Corn is transported via the Belt to the Ethanol Facility pursuant to operating procedures to be mutually agreed upon in writing prior to the Testing Date (as amended from time to time, the “Operating Procedures”). The Operating Procedures will provide among other things (a) for inspection, sampling and analysis, and weighing of the Corn in accordance with legal requirements and in a manner generally consistent with trade practices in effect and appropriate for the transactions contemplated in this Agreement, (b) that Producer will be entitled access to Corn samples in the event a question arises over Corn quality, in which case Producer will have the right to request that the Corn samples be re-tested by state grain inspectors, and (c) procedures for the testing and calibration of the Bulk Weigher on a semi-annual basis or on the request of Cargill or Producer in the event Cargill or the Producer has a good faith belief that the Bulk Weigher is not accurate, and (d) procedures for adjustment or true-up of the Purchase Price for Corn in the event the Belt Weigher is found to be outside of applicable tolerances in accordance with law or, if lower, industry standards. Any unresolved disputes concerning the weight, volume, grade or quality of Corn delivered hereunder will be resolved pursuant to applicable laws, regulations and trade practices as in effect from time to time. Cargill and Producer will work together to provide employees with training relating to operation of the Belt; provided, however, that Producer will pay for any Producer employees necessary for the operation of the Belt who must be trained and licensed in accordance with all laws.

7. Delivery, Title and Risk of Loss. The Corn will be delivered to the Ethanol Facility FOB the Ethanol Facility. Cargill will operate the Belt for the purpose of transporting the Corn from the Grain Facility to the Ethanol Facility. Delivery is complete once Cargill delivers the Corn via the Belt to the day bin at the Ethanol Facility, at which point title and risk of loss transfers to Producer.

8. Contact Persons. In order to facilitate the performance by both Parties of the terms of this Agreement in an efficient and expedient manner, and in order to provide for the timely exchange of information necessary or appropriate to fulfill the intentions of the Parties under this Agreement, within a reasonable period of time after the commencement of the Term, but in no event later than the Start-Up Date, each of Producer and Cargill shall provide written notice of the other of the individuals that will serve as the primary and secondary contacts for such Party hereunder, unless either Party provides the other Party with notice of a different primary or secondary contact pursuant to Section 10(b) (Notices) of the Master Agreement.

9. Changes in Ownership of the Grain Facility. Cargill will own and operate the Grain Facility throughout the term of this Agreement (subject to the provisions of the Grain Facility Lease, Section 12, and the existence of Force Majeure conditions), and will not sell, lease or otherwise transfer the Grain Facility to any other Person except as permitted by this Section.

a. Permitted Internal Transfers. Cargill may sell or otherwise transfer the Grain Facility (in whole and not in part) to any wholly-owned Affiliate so long as (i) Cargill notifies Producer of the transfer, (ii) such wholly-owned Affiliate shall contemporaneously be assigned and shall assume all of Cargill’s rights and obligations under this Agreement under an instrument which does not relieve Cargill of primary responsibility under this Agreement, and (iii) such wholly-owned Affiliate acquires its interest subject to the Grain Facility Lease and executes and delivers to Producer a non-disturbance agreement in form and substance reasonably satisfactory to Producer with respect to the Grain Facility Lease and Producer’s rights thereunder.

b. Permitted Transfers to Third Parties. Cargill may sell or otherwise transfer the Grain Facility (in whole and not in part) to any Person other than a wholly-owned Affiliate (a “Buyer”) so long as (i) Cargill notifies Producer and the Financing Parties of the transfer as soon as practicable prior to entering into a binding commitment with respect to the transfer (e.g., notice is provided after a letter of intent is executed) (and in any event at least fourteen (14) days prior to the consummation of the transfer, in the case of any transfer for which the first refusal right in Section 9(c) is not applicable), (ii) the Buyer has corn procurement capabilities (or, with Cargill assistance, will be caused to have corn procurement capabilities) that are substantially similar to the corn procurement capabilities of Cargill (including service offerings such as risk management tools and other services designed to attract sales of corn to the Grain Facility), (iii) the Buyer shall have demonstrated to the reasonable satisfaction of Producer the Buyer’s ability to perform all of its obligations under this Agreement, which satisfaction shall be deemed to be met if the assignee has an Investment Grade Credit Rating at the time of such sale, lease or transfer, (iv) the Buyer shall contemporaneously be assigned and shall assume all of Cargill’s rights and obligations under this Agreement, (v) if applicable in connection with the transfer, Producer shall have waived its first refusal right pursuant to Section 9(c) hereof, and (vi) the Buyer acquires its interest subject to the Grain Facility Lease and executes and delivers to Producer a non-disturbance agreement in form and substance reasonably satisfactory to Producer with respect to the Grain Facility Lease and Producer’s rights thereunder.

c. First Refusal Right. In any case in which Cargill intends to sell or otherwise transfer the Grain Facility to any Buyer pursuant to Section 9(b) hereof, either as a stand alone facility or in connection with the transfer of a regional operating unit (i.e., a group of assets or businesses operating primarily in a region or territory including the Grain Facility and up to two additional grain handling facilities), Cargill shall provide written notice to Producer containing all of the terms and conditions of the proposed transfer, and Producer shall be entitled to purchase the Grain Facility on the same terms and conditions contained in the binding commitment between Cargill and the Buyer (except that (i) for purposes of the right of first refusal, the Parties shall in good faith allocate the purchase price among individual properties that are part of a regional operating unit, and (ii) if a shorter period to closing is provided for in the commitment, Producer shall be entitled to a period of at least sixty (60) days to consummate the transaction). If Producer intends to exercise its first refusal right, it must deliver to Cargill an irrevocable commitment to do so as soon as practicable and in no event later than thirty (30) days after receipt of the notice from Cargill. If Producer fails to provide an irrevocable commitment within the 30-day period or waives its first refusal right prior to that time, then Cargill will be free to consummate the proposed transfer subject to the terms and conditions specified in Section 9(b) and in the binding commitment between the Buyer and Cargill.

d. Change of Control. In the event the Grain Facility is transferred to any wholly-owned Affiliate of Cargill pursuant to Section 9(a) above, then any change with respect to that Affiliate that results in Cargill owning or controlling less than a majority of the voting or economic interests of such Affiliate will be deemed to be a transfer of the Grain Facility for purposes of this Section 9.

10. Defaults and Remedies.

10.1 Cargill Event of Default. The following shall constitute events of default on the part of Cargill (each, a “Cargill Event of Default”) under this Agreement:

a. Cargill fails to deliver at least seventy-five percent (75%) of the Corn ordered and confirmed pursuant to Section 3(b) for a 24-hour period on twelve (12) separate occurrences within any 12-month period under circumstances where such breach or failure is not excused by this Agreement, including by a Force Majeure condition; provided, however, that any such failure shall not constitute a triggering occurrence hereunder unless (i) Producer has provided Cargill with written notice of such failure, and (ii) if such failure is curable, Cargill has not cured such failure within 3 days of its receipt of such written notice;

b. three or more incidents of willful misconduct by Cargill in the performance of its obligations hereunder occur in any 12-month period and Producer provides Cargill with written notice of each such incident, or any one incident of willful misconduct by Cargill occurs where (i) such willful misconduct has a Material Adverse Effect on Producer or the Ethanol Facility and (ii) such willful misconduct is done under the direction of or otherwise sanctioned by Cargill’s board of directors or senior management;

c. Cargill files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is unable to pay its debts generally when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days;

d. Cargill leases the Grain Facility to another Person, or sells or otherwise transfers the Grain Facility to a Buyer without complying with Section 9(b); or

e. Cargill fails to pay any amount that is due to Producer under this Agreement that is not excused by this Agreement, and (i) Producer provides written notice to Cargill of such failure, (ii) the Net Aggregate Exposure at such time is negative or becomes negative at any time prior to Producer’s receipt of such past-due amounts (plus amounts payable pursuant to Section 10.3(a)(i), if any), (iii) Producer delivers to Cargill written confirmation that the Net Aggregate Exposure is, or has become, negative and demands, in such confirmation, payment of such past-due amount, and (iv) Cargill fails to pay to Producer such past-due amount (plus amounts payable pursuant to Section 10.3(a)(i), if any) within 153 days of Cargill’s receipt of such confirmation; or

f. a Cargill Event of Default has occurred (and has not been waived by Producer) under any Principal Document.

10.2 Producer Event of Default. The following shall constitute events of default on the part of Producer (each, a “Producer Event of Default”) under this Agreement:

a. Producer fails to pay any amount that is due to Cargill under this Agreement that is not excused by this Agreement, and (i) Cargill provides written notice to Producer and the Financing Parties of such failure, (ii) the Net Aggregate Exposure at such time is positive or becomes positive at any time prior to Cargill’s receipt of such past-due amounts (plus amounts payable pursuant to Section 10.3(a)(i), if any), (iii) Cargill delivers to Producer written confirmation that the Net Aggregate Exposure is, or has become, positive and demands, in such confirmation, payment of such past-due amount, and (iv) Producer fails to pay to Cargill such past-due amount (plus amounts payable pursuant to Section 10.3(a)(i), if any) within 153 days of Producer’s receipt of such confirmation;

b. three or more incidents of willful misconduct by Producer in the performance of its obligations hereunder occur in any 12-month period and Cargill provides Producer with written notice of each such incident, or any one incident of willful misconduct by Producer occurs where (i) such willful misconduct has a Material Adverse Effect on Cargill or the Grain Facility, and (ii) such willful misconduct is done under the direction of or otherwise sanctioned by Producer’s governing body or senior management;

c. Producer procures or purchases on two (2) or more occasions in a 12-month period Corn or Alternative Commodity for ethanol production at the Ethanol Facility from a Person other than Cargill in an amount equal to or greater than 2,000 bushels per purchase where not otherwise permitted to do so by the terms of this Agreement;

d. Producer files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is unable to pay its debts generally when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days;

e. Producer sells, leases, assigns or otherwise transfers the Ethanol Facility or any rights in the Principal Documents or the Grain Facility Lease to a third party other than as permitted in this Agreement or any other agreement to which Cargill and Producer are parties; or

f. a Producer Event of Default has occurred (and has not been waived by Cargill) under any Principal Document.

10.3 Remedies and Procedures.

a. Remedies for Breach Not Constituting an Event of Default. In the event that either Party breaches or fails to perform any commitment or obligation contained herein, under circumstances where such breach or failure does not constitute an Event of Default, and such breach or failure is not excused by this Agreement, including by a Force Majeure condition, the other Party (the “Non-Defaulting Party”) may exercise any remedy or right specified in the Master Agreement or this Agreement in connection with such breach or failure. In addition, and without limiting the foregoing:

i. in the event either Party fails to pay any amounts due to the other Party when due, the Non-Defaulting Party shall be entitled to charge and receive interest accrued on the unpaid amount from the date it was due until the date actually paid at the Default Rate;

ii. if a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in this Agreement, the defaulting Party shall be liable to the Non-Defaulting Party for Damages arising out of or resulting from such breach as provided in Section 9 of the Master Agreement (subject to the Non-Defaulting Party’s duty to mitigate its Damages); provided, however, that notwithstanding Section 9(c) of the Master Agreement and Section 2(c), in the event Cargill fails to deliver at least ninety-five percent (95%) of the Corn ordered and confirmed pursuant to Section 3(b) for a 24-hour period on three (3) separate occasions within any 30-day period, and Producer gives written notice to Cargill of each such failure, then for each subsequent failure, the Damages payable by Cargill shall include the loss of Net Revenues suffered by Producer as a result of each such subsequent failure; provided, further, however, that for the avoidance of doubt, the amount of the Net Revenues lost shall be calculated by reference to the average price of Ethanol from the Ethanol Facility sold by Cargill to its customers for the 7-day period ending on the date of the breach.

iii. if a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in any Principal Document, and such breach or failure is of a continuing nature, the Non-Defaulting Party may (A) request the defaulting Party, as a condition of continuing its performance under this Agreement, to provide adequate assurance of performance of the defaulting Party’s obligations under this Agreement; and/or (B) seek injunctive relief.

iv. if (A) Cargill fails to deliver at least seventy-five percent (75%) of the Corn ordered and confirmed pursuant to Section 3(b) for a 24-hour period where such breach or failure is not excused by this Agreement, including by a Force Majeure condition, and (B) the events described in clauses (i) and (ii) of Section 10.1(a) have occurred, Producer may by written notice to Cargill, suspend payment of the Purchase Price during the continuance of such default or breach, provided that once Cargill has remedied such default or breach, Producer shall promptly pay Cargill the suspended payments without interest or carrying charge.

v. if (A) Producer fails to pay any amount that is due to Cargill under this Agreement that is not excused by this Agreement, (B) the events described in clauses (i) through (iii) of Section 10.2(a) have occurred, and (C) Producer has failed to pay to Cargill such past-due amount (plus amounts payable pursuant to Section 10.3(a)(i), if any) within three (3) days of Producer’s receipt of the confirmation delivered pursuant to Section 10.2(a)(iii), Cargill may by written notice to Producer, Suspend Performance during the continuance of such default or breach, provided that once Producer has remedied such default or breach Cargill shall promptly continue such Corn deliveries and procurement; and

vi. if Producer procures or purchases Corn or Alternative Commodity for ethanol production at the Ethanol Facility from a Person other than Cargill where not otherwise permitted to do so by the terms of this Agreement, Cargill shall have the option, exercised in its sole discretion, (i) to not accept delivery of such Corn or Alternative Commodity at the Grain Facility, or (ii) to accept delivery of such Corn or Alternative Commodity at the Grain Facility and charge Producer the Handling Fee and Origination Fee with respect to such Corn. Producer shall be obligated to notify Cargill in writing in the event Producer has actual knowledge of any such procurement or purchase.

b. Remedies for Events of Default. Upon the occurrence of an Event of Default that has not been waived by the Non-Defaulting Party, the Non-Defaulting Party shall have all of the following rights and remedies in addition to the rights and remedies specified in Section 10.3(a) above, which may be exercised in such order or combination as such Non-Defaulting Party may determine: (i) terminate this Agreement, or (ii) subject to the limitations set forth in Section 9 of the Master Agreement (relating to consequential damages), pursue any other remedies available at law or in equity; provided, however, that such Non-Defaulting Party shall not be allowed to Suspend Performance except as set forth in this Agreement or the Master Agreement.

11. Term.

a. Initial Term. The term (the “Term”) of this Agreement shall commence on the date hereof and shall continue for a period of twenty (20) years from the Start-Up Date, subject to extension pursuant to Section 11(b) and subject to earlier termination under the provisions of Section 10.3 above or Sections 12 or 15 below, or pursuant to Section 3 of the Master Agreement (relating to termination for failure to commence operations of the Ethanol Facility or in circumstances where Cargill acquires the Ethanol Facility or where Producer acquires the Grain Facility).

b. Renewal Periods. The Term shall be automatically extended for a period of two (2) years after the end of the initial 20-year period specified in Section 11(a) and after the end of any two-year extension period, unless at least one (1) year prior to the end of the initial term or any extended term either Party provides a written notice of termination to the other Party.

c. Separation Upon Expiration of Term. For a one (1) year period after the expiration of the Term, the Parties will provide reasonable cooperation with each other to provide for an orderly separation of the Grain Facility and the Ethanol Facility, provided, however, that this Section 11(c) shall in no way obligate Cargill to provide services to Producer and nor shall it limit the Parties’ rights and obligations with respect to the Transition Period.

12. Casualty Occurrence.

a. Affecting the Grain Facility. In the event all or any part of the Grain Facility is damaged or destroyed by any casualty during the term of this Agreement, Cargill shall have the obligation to repair and restore or rebuild to substantially the same condition that the Grain Facility was in prior to such casualty according to plans and specifications developed by Cargill, taking into account the obligations of Cargill to deliver Corn pursuant to this Agreement and, to the extent required by applicable law or if the Parties mutually agree, any changes in technology or design standards then in effect in the grain storage and handling industry, unless the Parties determine pursuant to Section 2b above that other grain storage and handling facilities may be economically utilized to provide a continuous supply of Corn to the Ethanol Facility.

b. Affecting the Ethanol Facility. In the event all or any part of the Ethanol Facility is damaged or destroyed by any casualty during the term of this Agreement, Producer shall have the obligation to repair and restore or rebuild it to substantially the same condition that the Ethanol Facility was in prior to such casualty according to plans and specifications developed by Producer, taking into account, to the extent required by applicable law or if the Parties mutually agree, any changes in technology or design standards then in effect in the ethanol production industry, and to apply the proceeds of casualty insurance to such repair and restoration or rebuilding; provided, however, if Producer is required by the terms of the Financing Documents to apply the proceeds of casualty insurance to the repayment of the related indebtedness, or if the Ethanol Facility cannot be repaired and restored or rebuilt within a period of 180 days and the Parties determine that the Ethanol Facility should not be repaired and restored or rebuilt, then this Agreement shall terminate.

13. Warranties; Disclaimer. Cargill warrants to Producer that the Corn sold to Producer at the time delivered to the Ethanol Facility shall conform to the specifications for the Corn set forth herein or on the applicable Sales Confirmation, subject to applicable discounts or premiums. Cargill warrants that the Corn will not include any article or commodity that may not, under the provisions of the Food, Drug and Cosmetic Act, be introduced in U.S. interstate commerce. Cargill further warrants to Producer that it has title to the Corn free and clear of all liens and encumbrances. Except as specifically provided herein, CARGILL DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PRODUCER ASSUMES ALL RISK AND LIABILITY RESULTING FROM THE USE OF THE GRAIN, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUBSTANCES OR IN ANY PROCESS. THERE ARE NO ORAL WARRANTIES COLLATERAL TO OR AFFECTING SUCH SALE.

14. Non-Conforming Corn.

a. All Corn must be accepted if it complies with specifications set forth herein or in the applicable Sales Confirmation. Producer’s exclusive remedy and Cargill’s exclusive liability for shipment of non-conforming Corn or for breach of warranty is expressly limited to (i) replacement, within a reasonable period of time (not to exceed 12 hours after the time for delivery should have been completed based on normal operating procedures), of the non-conforming Corn at no charge to Producer (shipping costs to be paid by Cargill), or (ii) if Cargill is unable to provide such replacement Corn, reasonable costs of cover as set forth in Section 2(c) and the payment of any Damages pursuant to Section 9(b) of the Master Agreement. All nonconforming Corn rightfully rejected shall be returned to Cargill, at Cargill’s sole expense, or, at Cargill’s direction, disposed of by Producer in a manner mutually acceptable to Producer and Cargill with all costs of such disposition to be paid by Cargill.

b. Notwithstanding anything to the contrary in this Agreement, any claim by Producer with respect to any Corn or any Sales Confirmation other than a claim for shipment of nonconforming Corn (which shall be governed by Section 14(a)), whether based on breach of warranty, contract, negligence, strict liability or other tort, shall be made promptly by Producer upon Producer’s notice or knowledge of any such claim and shall be deemed to be waived unless received, in writing, by Cargill within ten (10) days after the delivery of the Corn to the Ethanol Facility.

c. Notwithstanding anything to the contrary in this Agreement, each Party agrees to use commercially reasonable efforts to mitigate any Damages incurred by it hereunder.

15. Force Majeure. In the event that Producer exercises its rights under Section 4 (Force Majeure) of the Master Agreement, Producer shall still be required to purchase all Corn originated by Cargill in connection with Section 3 of this Agreement for the time prior to Cargill’s receipt of the notice of the Force Majeure and to pay to Cargill any outstanding amounts due under any Sales Confirmations, and any costs arising from diversion of the Corn.

16. No Partnership. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties, and neither party shall make any representation to the contrary. Under no circumstances shall Cargill be liable for the debts or obligations of Producer (including any indebtedness incurred by Producer or its parent company to finance the construction and development of the Ethanol Facility, and any other bank financing, tax-exempt or taxable bonds or trade debt incurred by Producer or for which Producer is liable) or for the wages, salaries, or benefits of Producer’s employees, and Producer hereby agrees to indemnify, defend, and hold harmless Cargill from and against the same. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

17. Changes in Ownership of the Ethanol Facility. Producer will own, and have operational control of, the Ethanol Facility throughout the Term of this Agreement, subject to the existence of Force Majeure conditions, and will not sell, lease or otherwise transfer the Ethanol Facility to any other Person except as permitted by this Agreement or any other agreement to which Cargill and Producer are parties.

18. Integrated Agreements. The Parties hereby acknowledge and agree that the Corn Supply Agreement and the Grain Facility Lease have been negotiated and entered into simultaneously as integrated parts of one unified transaction with a common purpose. Without limiting the generality of the forgoing, (i) the Parties would not have entered into the Corn Supply Agreement and the Grain Facility Lease separately without entering into the other, (ii) the consideration for such agreements is not separate and distinct, but interrelated and incorporated by reference between the Corn Supply Agreement and the Grain Facility Lease, and (iii) in the event that either of the Parties becomes a debtor in bankruptcy, the Parties intend that the Corn Supply Agreement and the Grain Facility Lease are either accepted or rejected together as one executory contract.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CARGILL, INCORPORATED	______________________________________

By:	By:
Name:	Name:
Title:	Title:

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